Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CLOUDFLARE, INC.

Cloudflare, Inc., a Delaware corporation, hereby certifies that:

1. The Corporation was incorporated under the name Cloudflare, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 17, 2009.

2. The Amended and Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this Corporation as heretofore amended and restated, has been duly adopted by the Corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate of Incorporation of the Corporation shall be effective as of                A.M. Eastern Time on                , 2019.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on                , 2019 and the foregoing facts stated herein are true and correct.

CLOUDFLARE, INC.

By:
Matthew Prince
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CLOUDFLARE, INC.

ARTICLE I

The name of the corporation is Cloudflare, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 9 E. Loockerman St., Suite 311, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

The Corporation is authorized to issue 2,250,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); 315,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and 225,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

ARTICLE V

The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Amended and Restated Certificate, the following definitions apply:

1.1 “Acquisition” means (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which issued and outstanding shares of the Corporation are transferred or shares of the Corporation are issued, such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

1.2 “Amended and Restated Certificate” means this Amended and Restated Certificate of Incorporation of the Corporation (including any Preferred Stock Designation, as defined below), as may be further amended and restated from time to time.

1.3 “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

1.4 “Base Class B Shares” means the number of shares of Class B Common Stock held collectively by the Excluded Parties and their Permitted Entities as of immediately upon the effectiveness of this Amended and Restated Certificate (the “Effective Time”).

1.5 “Board” means the Board of Directors of the Corporation.

1.6 “Disability” or “Disabled” means, with respect to an Excluded Party, the permanent and total disability of such Excluded Party such that such Excluded Party is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed physician jointly selected by a majority of the Independent Directors and such Excluded Party. If such Excluded Party is incapable of selecting a licensed physician, then such Excluded Party’s spouse shall make the selection on behalf of such Excluded Party, or in the absence or incapacity of such Excluded Party’s spouse, such Excluded Party’s adult children by majority vote shall make the selection on behalf of such Excluded Party, or in the absence of adult children of such Excluded Party or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such Excluded Party and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such Excluded Party shall make the selection on behalf of such Excluded Party, or in the absence of any such successor trustee, the legal guardian or conservator of the estate of such Excluded Party shall make the selection on behalf of such Excluded Party.

1.7 “Excluded Party” means either of Matthew Prince or Michelle Zatlyn.

1.8 “Family Member” means, with respect to a natural person, whether related by blood or marriage, (i) such natural person’s spouse, ex-spouse or domestic partner; (ii) such natural person’s parents and grandparents; (iii) such natural person’s siblings; (iv) such natural person’s children and other lineal descendants; and (v) the lineal descendants of such natural person’s siblings. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority, and step-children.

1.9 “Final Conversion Date” means:

(a) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that the total number of outstanding shares of Class B Common Stock held by the Excluded Parties and their Permitted Entities and Permitted Transferees represents less than 25% of the Base Class B Shares (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event);

(b) the date that is nine (9) months after the death or Disability of the later to die or become Disabled of the Excluded Parties, provided, that such date may be extended but not for a total period of longer than eighteen (18) months from the later applicable death or Disability to a date approved by a majority of the Independent Directors then in office; or

(c) the date specified by (i) the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, or in an affirmative written election executed by the holders of a majority of the then outstanding shares of Class B Common Stock and (ii) both of the Excluded Parties (but excluding any Excluded Party who is then deceased or Disabled or who, individually or through his or her Permitted Entities or Permitted Transferees, holds less than 25% of the aggregate number of shares of Class B Common Stock held by such Excluded Party, individually or through his or her Permitted Entities or Permitted Transferees, as of the Effective Time (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event)).

1.10 “Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.

1.11 “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.12 “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

1.13 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

1.14 “Permitted Entity” means, with respect to any Qualified Stockholder, any trust, account, plan, corporation, partnership, limited liability company or charitable organization, foundation or similar entity specified in Article V, Section 1.15(b) with respect to such Qualified Stockholder, so long as such Permitted Entity meets the requirements of the exception set forth in Article V, Section 1.15 applicable to such Permitted Entity.

1.15 “Permitted Transfer” means

(a) with respect to either Excluded Party, a Transfer from (i)(A) such Excluded Party, (B) such Excluded Party’s Permitted Entities or (C) such Excluded Party’s Permitted Transferees, to (ii)(A) such Excluded Party’s estate as a result of such Excluded Party’s death, (B) either Excluded Party, (C) either Excluded Party’s Permitted Entities or (D) either Excluded Party’s Permitted Transferees; and

(b) any Transfer of a share of Class B Common Stock by a Qualified Stockholder to any of such Qualified Stockholder’s Permitted Entities listed below or any Permitted Transferees and from any of the Permitted Entities listed below or any Permitted Transferees to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities or Permitted Transferees:

(i) a bona fide trust primarily for the benefit of such Qualified Stockholder, such Qualified Stockholder’s Family Member and/or a charitable organization, foundation or similar entity in each case so long as a Qualified Stockholder (A) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; or (B) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust only with persons constituting the Qualified Designees of such Qualified Stockholder; provided that in the event a Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust as set forth in either of clause (A) or clause (B) of this Article V, Section 1.15(b)(i), each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code of 1986, as amended, (the “Code”) or a reversionary interest in each case so long as a Qualified Stockholder (A) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; or (B) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust only with persons constituting the Qualified Designees of such Qualified Stockholder; provided that in the event a Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust as set forth in either of clause (A) or clause (B) of this Article V, Section 1.15(b)(ii), each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii) an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided in each case that such Qualified Stockholder has (A) sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust; or (B) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust only with persons constituting the Qualified Designees of such Qualified Stockholder; provided, further, that in the event the Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust as set forth in either of clause (A) or clause (B) of this Article V, Section 1.15(b)(iii), each such share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each such share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(v) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each such share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(vi) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each such share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(vii) any charitable organization, foundation or similar entity established by such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity; provided such Transfer to such entity does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to such Qualified Stockholder; provided, further, that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity, each share of Class B Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (i) or (ii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (i) or (ii) above, as the case may be, are otherwise satisfied.

In the case of an Excluded Party and solely for purposes of Article V, Section 1.15(b)(i) – (iii), an Excluded Party shall be deemed to have sole dispositive power with respect to the shares of Class B Common Stock if such Excluded Party has the power to terminate, remove or replace any person or entity having dispositive power over the applicable shares of Class B Common Stock.

1.16 “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

1.17 “Qualified Designee” means (a) a Family Member of any Qualified Stockholder who is a natural person; or (b) a professional that provides trustee services, including, without limitation, attorneys, private professional fiduciaries, trust companies and bank trust departments.

1.18 “Qualified Stockholder” means (a) any registered holder of a share of Class B Common Stock as of the Effective Time; (b) any Permitted Transferee; and (c) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time in compliance with this Amended and Restated Certificate.

1.19 “Securities Exchange” means the New York Stock Exchange, the Nasdaq Stock Market or any successor markets or exchanges.

1.20 “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise) after the Effective Time, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder, if after the Effective Time there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(a) granting a revocable proxy to officers or directors of the Corporation (or the exercise of such proxy by such officers or directors) at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Amended and Restated Certificate;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than (if applicable) the mutual promise to vote shares in a designated manner;

(c) pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares and the holder of the security interest does not exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(d) granting a proxy by an Excluded Party, such Excluded Party’s Permitted Entities or such Excluded Party’s Permitted Transferees to the other Excluded Party to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such granting Excluded Party, such granting Excluded Party’s Permitted Entities or such granting Excluded Party’s Permitted Transferees, and the exercise of such proxy by such other Excluded Party;

(e) granting a proxy by an Excluded Party, such Excluded Party’s Permitted Entities or such Excluded Party’s Permitted Transferees to a person designated by such Excluded Party and approved by a majority of the Independent Directors then in office, to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Excluded Party, such Excluded Party’s Permitted Entities or such Excluded Party’s Permitted Transferees, or over which such Excluded Party has Voting Control pursuant to proxy or voting agreements then in place, effective either (i) on the death of such Excluded Party or (ii) during any Disability of such Excluded Party, including the exercise of such proxy by such person;

(f) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(g) the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” that is not a Permitted Transfer; and

(h) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event), provided that such Liquidation Event was approved by the Board.

1.21 “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise; provided that, in the case of an Excluded Party and solely for purposes of Article V, Section 1.15(b)(i) – (iii), an Excluded Party shall be deemed to have exclusive Voting Control with respect to the shares of Class B Common Stock if such Excluded Party has the power to terminate, remove or replace any person or entity having Voting Control over the applicable shares of Class B Common Stock.

1.22 “Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

2. Identical Rights. Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including, without limitation, as to any dividends and distributions, any liquidation, dissolution or winding up of the Corporation and any voting of such shares), share ratably and be identical in all respects as to all matters.

3. Dividends and Distributions.

3.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends and subject to Section 3.2, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class or series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable class or series of Common Stock treated adversely, voting separately as a class.

3.2 The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock, unless different treatment of the shares of Class A Common Stock or Class B Common Stock, as applicable, is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, is declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, is declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

3.3 If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock or Class B Common Stock, as applicable, is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4. Voting Rights.

4.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to ten votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

4.2 General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class and not as separate series or classes.

4.3 Authorized Shares. The number of authorized shares of Common Stock or any class or series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Article V, Section 8) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided that the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

4.4 Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under circumstances specified in this Amended and Restated Certificate (as modified by any Preferred Stock Designation), (i) prior to the Final Conversion Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation, and (ii) from and after the Final Conversion Date, if any, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Company.

5. Liquidation Rights. In the event of a Liquidation Event in connection with which the Board has determined to effect a distribution of assets of the Corporation to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis (based on the number of shares of Common Stock held by each) to the holders of Common Stock, unless different treatment of the shares of each such class or series of Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, payments to be made or received by a holder of Common Stock in connection with any such Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a distribution for the purpose of this Article V, Section 5; provided, further, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Liquidation Event if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

6. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

6.1 Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.

6.2 With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(a) on the affirmative written election of such holder to effect the conversion of such share or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder);

(b) on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer;

(c) with respect to Class B Common Stock held of record by a holder who is a natural person (other than an Excluded Party), or a Permitted Transferee or Permitted Entity of such natural person (other than an Excluded Party), upon the death of such natural person (for the avoidance of doubt, shares of Class B Common Stock held by any Qualified Stockholder that would have constituted a Permitted Transferee or Permitted Entity of a natural person had such Qualified Stockholder acquired such shares from such natural person following the Effective Time will be subject to automatic conversion as though such Qualified Stockholder constituted a Permitted Transferee or Permitted Entity of such natural person upon their death);

(d) with respect to Class B Common Stock held by a natural person (other than an Excluded Party), or a Permitted Transferee or Permitted Entity of such natural person (other than an Excluded Party), that is or was an employee, director or person otherwise engaged by the Corporation or its affiliates to render consulting or advisory services and is or was compensated for such services (a “Service Provider”), upon the later of (i) the close of business on the date on which such person ceases to be a Service Provider or (ii) one minute after the Effective Time;

(e) with respect to Class B Common Stock issued on or after the Effective Time pursuant to an equity award under any stock-based compensation plan maintained by the Corporation (an “Equity Award”) to a natural person (other than an Excluded Party) who was a Service Provider at the time such Equity Award was granted but is not a Service Provider at the time the related Class B Common Stock is issued, effective immediately following such issuance; or

(f) with respect to the shares of Class B Common Stock held of record by an Excluded Party, such Excluded Party’s Permitted Entities, or such Excluded Party’s Permitted Transferees, each share of Class B Common Stock held of record by such Excluded Party, such Excluded Party’s Permitted Entities or such Excluded Party’s Permitted Transferees shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date that is nine (9) months after the date of death or Disability of such Excluded Party or such later date not to exceed a total period of eighteen (18) months after the date of death or Disability of such Excluded Party as may be approved by a majority of the Independent Directors then in office, during which period Voting Control over such Excluded Party’s shares of Class B Common Stock (including shares of Class B Common Stock held of record by such Excluded Party’s Permitted Entities and Permitted Transferees) shall be exercised in accordance with any proxy or voting agreement entered into in accordance with Article V, Section 1.20 of this Amended and Restated Certificate or, if no such proxy or voting agreement is in place at the time of such death or Disability, a person (including a person serving as trustee) previously designated by the Excluded Party and approved by the Board may exercise Voting Control over the Excluded Party’s shares of Class B Common Stock (including shares of Class B Common Stock held of record by such Excluded Party’s Permitted Entities and Permitted Transferees); provided, however, that such shares shall not so convert pursuant to the foregoing provisions of this Article V, Section 6.2(f) (but, for the avoidance of doubt, subject to the following proviso) if and for so long as a proxy or voting agreement with respect to such shares has been entered into and remains effective in accordance with Article V, Section 1.20(d); provided, further, that, if both Excluded Parties die and/or become Disabled simultaneously or the second Excluded Party dies or becomes Disabled following the death or Disability of the other Excluded Party, but prior to the conversion pursuant to this Article V, Section 6.2(f) of the shares of Class B Common Stock held of record by such first Excluded Party to die or become Disabled, such first Excluded Party’s Permitted Entities or such first Excluded Party’s Permitted Transferees, a person (including a person serving as trustee) previously designated by the Excluded Parties and approved by the Board may exercise Voting Control over the Excluded Parties’ shares of Class B Common Stock (including shares of Class B Common Stock held of record by each Excluded Party’s Permitted Entities and Permitted Transferees) and, in such instance, each such share of Class B Common Stock (including, for the avoidance of doubt, shares of Class B Common Stock with respect to which a proxy or voting agreement has been entered into in accordance with Article V, Section 1.20(d)) shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (and the Final Conversion Date shall occur) upon that date which is nine (9) months after the death or Disability of the later to die or become Disabled of the Excluded Parties, or such later date not to exceed a total period of eighteen (18) months after the later applicable death or Disability as may be approved by a majority of the Independent Directors then in office. Notwithstanding anything to the contrary contained herein, to the extent shares of Class B Common Stock are held by a Permitted Entity or Permitted Transferee of an Excluded Party and the other Excluded Party has sole and exclusive Voting Control over such shares (including, without limitation, pursuant to a proxy or voting agreement that has been entered into in accordance with Article V, Section 1.20(d)), the shares of Class B Common Stock held by such Permitted Entity or Permitted Transferee shall be treated as held of record by the Excluded Party that has sole and exclusive Voting Control over such shares for purposes of this Article V, Section 6.2(f) and shall not be converted into shares of Class A Common Stock as a result of the death or Disability of the other Excluded Party.

7. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual-class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock, or as to whether or not another conversion contemplated in the foregoing Section 6 of this Article V has occurred, shall be conclusive and binding.

8. Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article V, Section 6, such conversion shall be deemed to have been made, as applicable, (i) at the time that the Transfer of shares or death, as applicable, occurred or as otherwise provided in Article V, Section 6.2(f); (ii) immediately upon the Final Conversion Date; or (iii) in the case of a conversion pursuant to Article V, Section 6.2(a), (d) or (e), the applicable date or event otherwise described therein, subject in all cases to any transition periods specifically provided for in this Amended and Restated Certificate. Upon any conversion of Class B Common Stock into Class A Common Stock in accordance with this Amended and Restated Certificate, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

9. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock into such number of shares as will be sufficient for such purpose.

10. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI

1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law or in any Preferred Stock Designation, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE VII

1. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in this Amended and Restated Certificate (as modified by any Preferred Stock Designation), the number of directors that constitutes the entire Board shall be fixed solely by resolution of the Board acting pursuant to a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors of the Corporation whose terms are expiring at such meeting shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

2. Board Structure. From and after the Effective Time, the directors, other than any who may be elected by the holders of any series of Preferred Stock under circumstances specified in this Amended and Restated Certificate (as modified by any Preferred Stock Designation), shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board may assign members of the Board already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office for a three-year term to expire upon the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article VII, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3. Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the Delaware General Corporation Law. Subject to the rights of the holders of any series of Preferred Stock to elect directors and fill vacancies under circumstances specified in this Amended and Restated Certificate (as modified by any Preferred Stock Designation), and except as may be permitted in the specific case by resolution of a majority of the Whole Board, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

ARTICLE VIII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

3. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

4. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chair of the Board; or (iii) the chief executive officer of the Corporation. A special meeting of stockholders may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board pursuant to a resolution adopted by a majority of the Whole Board, or the chair of a meeting of stockholders, may cancel, postpone or reschedule any previously scheduled meeting of stockholders at any time, before or after the notice for such meeting has been sent to stockholders.

5. No Stockholder Action by Written Consent. Except for the rights of the holders of the Class B Common Stock to vote separately as a class as specifically set forth in this Amended and Restated Certificate and the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

6. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE X

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article V, Article VI, Article VII, Article VIII or this Article X.